EXHIBIT 10.1

SECOND AMENDMENT TO
SENIOR REVOLVER LOAN AGREEMENT

THIS SECOND AMENDMENT TO SENIOR REVOLVER LOAN AGREEMENT, dated effective as of June 30, 2020 (the "Second Amendment"), is entered into by and among EMPIRE LOUISIANA LLC, a Delaware limited liability company (the "Original Borrower" or "EL") and EMPIRE NORTH DAKOTA LLC, a Delaware limited liability company ("END", together with the Original Borrower are sometimes referred to herein collectively as the "Borrower") and CROSSFIRST BANK, a Kansas state-chartered bank (the "Bank").

RECITALS:

A.     The Original Borrower and the Bank are parties to that certain Senior Revolver Loan Agreement dated as of September 20, 2018, as amended by that certain First Amendment thereto dated as of March 27, 2019 (collectively, the "Existing Loan Agreement"), pursuant to which the Bank extended and modified a revolving credit facility in favor of the Borrower in the increased maximum principal amount of $20,000,000.00 (subject to the Revolver Commitment Amount (initially $9,000,000.00), the Collateral Borrowing Base calculation provisions hereof and the QCR until the Revolver Final Maturity Date (currently March 27, 2021) (the "Revolver Commitment").

B.       Borrower has requested the Bank to (i) increase the Revolver Commitment Amount to $8,700,000.00 until the existing Revolver Final Maturity Date (March 27, 2021), (ii) originate a $300,000.00 Letter of Credit from the increased Revolver Commitment Amount, (iii) waive the QCR payment due June 30, 2020, (iv) increase the QCR to $180,000.00, effective September 30, 2020, (v) waive certain non-compliance with the Maximum Leverage Ratio covenant and make certain other amendments and modifications,

C.       The Bank has agreed to make the amendments and modifications requested by Borrower on the terms, provisions, conditions and limitations set forth in the Existing Loan Agreement, as amended by the provisions of this Second Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:

1.               Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning given in the Existing Loan Agreement. In addition, the following terms are added to Article I of the Existing Loan Agreement or amended to read as follows:

"Revolver Commitment Amount" shall be the maximum outstanding principal amount plus Letter of Credit Exposure the Bank agrees from time to time to make available under the Revolver Commitment Amount (initially stipulated to be equal to $8,700,000.00), subject to the Collateral Borrowing Base calculations and the QCR.

2.              Revolver Commitment. The Revolver Commitment is hereby continued in the maximum principal amount of $20,000,000.00, to the existing Revolver Final Maturity Date, subject to the Revolver Commitment Amount, the Collateral Borrowing Base limitations and QCR described below. All of the Indebtedness created pursuant thereto is evidenced by that certain replacement Promissory Note (Revolver Note) dated as of March 27, 2019, from the Borrower payable to the order of the Bank in the maximum principal amount of $20,000,000.00. The Revolver Commitment Amount and the Collateral Borrowing Base are stipulated to be set at $8,700,000.00 as of the effective date of this Second Amendment, which increase shall be in accordance with and satisfy the spring 2020 Collateral Borrowing Base Redetermination under Section 4.2 of the Existing Loan Agreement.

3.               Loan Origination Fee. The following replaces Section 2.4 of the Existing Loan Agreement in its entirety:

2.4       Loan Origination Fee. Borrower shall pay to Bank a fully earned and non-refundable loan origination fee equal to $3,000.00 (one hundred basis points (1.00%) on the $300,000.00 increase in the Revolver Commitment Amount).

4.              Waiver of QCR Payment. The Borrower has requested and the Bank has agreed to waive the Borrower's QCR payment in the amount of $150,000.00, due June 30, 2020. The waiver contained in this Section 4 is limited to the foregoing financial period and shall in no way be interpreted as a requirement or agreement by the Bank to make any similar accommodation or amendment in the future.

5.                Quarterly Commitment Reduction. The following replaces Section 2.13 of the Existing Loan Agreement in its entirety:

2.13       Quarterly Commitment Reduction (QCR). On the last day of each calendar quarter, commencing September 30, 2020, the Revolver Commitment Amount shall automatically be reduced by $180,000.00 per quarter (the "QCR"), and Borrower shall make a principal payment necessary to comply with the QCR. Such principal payment shall be in addition to the regularly scheduled interest payment.

6.               Financial Statements and Reports. Subpart (a)(Quarterly Financial Statements) of Section (6.6) (Financial Statements and Reports) of the Existing Loan Agreement is hereby amended and restated as follows:

6.6       Financial Statements and Reports.

(a)             Quarterly Financial Statements. As soon as practicable after the end of every fiscal quarter of the Borrower, other than and except only for the 4th and final calendar quarter of each fiscal year, and in any event within forty five (45) days thereafter, the Borrower shall furnish to the Bank the following internally prepared consolidated financial statements, on a sound accounting basis in accordance with GAAP, consistently applied:

(i)       A balance sheet of the Borrower at the end of such period,

(ii)       A statement of income of the Borrower for such period, with year-to-date earnings,

(iii)       A statement of cash flow,

(iv)       An equity statement, and

(v)       All additional financial information reasonably requested by and in form and substance acceptable to the Bank,

setting forth in each case in comparative form the figures for each quarter period, the year to date, trailing twelve months and the previous fiscal year, if applicable, all in reasonable detail. The preparer of the reports (the President or Chief Financial Officer or Manager of Borrower) shall execute and deliver to the Bank a quarterly compliance certification in the form of Exhibit A annexed hereto, within forty five (45) days of each fiscal quarter end, including that he/she has obtained no knowledge of any Event of Default or Default as defined herein, or, if any Event of Default or Default existed or exists, specifying the nature and period of existence thereof and that each Borrower is in compliance with all covenants, warranties, and representations set forth herein, including the financial covenant of Section 6.28. The consolidated financial statements referenced above, including, but not limited to, the balance sheets, income statements and cash flow statements delivered by Borrower to Bank shall include consolidating statements which must tie in to the 10-K and 10-Q statements currently required of Guarantor.

All remaining terms and provisions of Section 6.6 of the Existing Loan Agreement shall remain unchanged and are in full force and effect.

7.               Maximum Leverage Ratio. Borrower's non-compliance with Section 6.28 (Maximum Leverage Ratio) of the Existing Loan Agreement for the fiscal period ended March 31, 2020, is hereby waived by the Bank. The waiver contained in this Section 7 is limited to the foregoing financial period and shall in no way be interpreted as a requirement or agreement by the Bank to make any similar accommodation or amendment in the future.

8.                Guaranty Agreement. Borrower shall cause Guarantor to execute the Ratification of Guarantor attached hereto (the "Guaranty Ratification").

9.              Conditions Precedent. The Borrower shall execute and deliver, or cause to be executed and delivered, to the Bank, each of the following as express conditions precedent to the effectiveness of the amendments and modifications contemplated by this Second Amendment:

(a)	This Second Amendment;
(b)	Payment to the Bank of the fully earned and non-refundable one percent (1.00%) loan origination fee in the amount of $3,000.00 concurrently herewith in immediately available funds (US Dollars);

(c)	Payment to the Bank of the fully earned and non-refundable two percent (2.00%) letter of credit fee in the amount of $6,000.00 concurrently herewith in immediately available funds (US Dollars) pursuant to Section 2.6 of the Existing Loan Agreement;
(d)	Closing certificates from each of the Borrowers; and
(e)	One executed original of the Guaranty Ratification, executed by the Guarantor.

10.               Fees and Expenses. Borrower shall promptly (in any event within ten (10) days of receipt of an invoice therefor) reimburse the Bank for its reasonable legal fees and all filing and recording fees and other costs and expenses reasonably incurred in connection with the negotiation, preparation and closing of the transactions contemplated by this Second Amendment, including the reasonable attorney fees and costs and expenses of Bank's legal counsel and any applicable mortgage taxes.

11.              Ratification. The remaining terms, provisions and conditions set forth in the Existing Loan Agreement shall remain in full force and effect as long as any Indebtedness of the Borrower is owing to the Bank and/or the Revolver Commitment remains in effect. The Borrower adopts, restates, confirms and ratifies the warranties, covenants and representations set forth in the Existing Loan Agreement (except the representations and warranties that specify a specific date or period of time) and further represents to the Bank that, as of the date hereof, no Default or Event of Default exists under the Loan Agreement (including this Second Amendment). All references to the "Loan Agreement" appearing in any of the Loan Documents shall hereafter be deemed references to the Existing Loan Agreement as amended, modified and supplemented by this Second Amendment. In the event of any inconsistency between the terms of this Second Amendment and the terms of the Existing Loan Agreement, the terms of this Second Amendment shall control and govern, and the agreements shall be interpreted so as to carry out and give full effect to the intent of this Second Amendment. Each Borrower and the Bank hereby adopt, ratify and confirm the Loan Agreement, as amended hereby, and acknowledge and agree that the Loan Agreement and all other Loan Documents, are and remain in full force and effect. Borrower acknowledges and agrees that its liabilities and obligations under the Loan Agreement and all other Loan Documents, including the Security Instruments, are not impaired in any respect by this Second Amendment. Borrower further ratifies and confirms the mortgage liens and security interests granted thereby pursuant to Article III of the Existing Loan Agreement and hereby grants and regrants such mortgage liens and security interests in favor of the Bank.

12.               Reservation of Rights. Except as expressly waived hereby, the Bank retains and reserves any and all rights and remedies available at law or in equity and pursuant to the Loan Agreement and any other Loan Documents or Security Instruments executed in connection with the Loan Agreement, all of which shall remain in full force and effect.

13.              SUBMISSION TO JURISDICTION. BORROWER AND THE BANK HEREBY CONSENT TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT.

14.            WAIVER OF JURY TRIAL. BORROWER FULLY, VOLUNTARILY AND EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE LOAN AGREEMENT (INCLUDING THIS SECOND AMENDMENT), THE SECURITY INSTRUMENTS OR UNDER ANY AMENDMENT, SUPPLEMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT. THE BORROWER AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15.               Governing Law. The Loan Agreement (including the Second Amendment) shall be deemed to have been made or incurred under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of Oklahoma.

16.               Release. In consideration of the amendments contained herein, Borrower hereby waives and releases Bank from any and all claims and defenses, known or unknown, as of the effective date of this Second Amendment, with respect to the Loan Agreement (including this Second Amendment) and the Loan Documents and the transactions contemplated thereby.

17.               Counterparts. This Second Amendment may be executed in multiple counterparts, each of which, when so executed, shall constitute an original copy. Transmission by facsimile or electronic transmission (e.g., pdf format) of an executed counterpart of this Second Amendment by any party shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile or electronic transmission shall be deemed to be an original counterpart of this Second Amendment.

18.              Reaffirmation of Indebtedness. Borrower acknowledges the terms of this Second Amendment and ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party, and agrees that each Loan Document to which it is a party remains in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered in Tulsa, Oklahoma, in multiple counterparts effective as of the day and year first above written.

EMPIRE LOUISIANA LLC,
a Delaware limited liability company

By:	/s/ Michael R. Morrisett
Michael R. Morrisett, President

EMPIRE NORTH DAKOTA LLC,
a Delaware limited liability company

By:	/s/ Michael R. Morrisett
Michael R. Morrisett, President

“Borrower”

Signature Page - Borrower

CROSSFIRST BANK

By:	/s/ Terry D. Blain
Terry D. Blain,
Senior Vice President/Energy Bank

“Bank”

Signature Page - Bank